UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM U-9C-3

                      QUARTERLY REPORT PURSUANT TO RULE 58

                     FOR THE QUARTER ENDED DECEMBER 31, 2004

                               EXELON CORPORATION

                            10 South Dearborn Street
                                   37th Floor
                                 P.O. Box 805379
                             Chicago, IL 60680-5379














Inquiries concerning this Form U-9C-3
   should be directed to:                             Scott Peters
                                                      Exelon Corporation
                                                      10 South Dearborn Street
                                                      38th Floor
                                                      P.O. Box 805379
                                                      Chicago, IL 60680-5379



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TABLE OF CONTENTS

Item                                                                                         Page
Number                                                                                       Number
     1        Organization Chart                                                               3
     2        Issuances and Renewals of Securities and Capital Contributions
                  Part I - Issuances and Renewals of Securities and Capital                    3
                      Contributions
                  Part II - Capital Contributions                                              3
     3        Associate Transactions
                  Part I - Transactions Performed by Reporting Companies on
                      Behalf of Associate Companies                                            4
                  Part II - Transactions Performed by Associate Companies
                      On Behalf of Reporting Companies                                         4
     4        Summary of Aggregate Investment                                                  5
     5        Other Investments                                                                6
     6        Financial Statements and Exhibits                                                7
              Signature                                                                       10


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                                       2
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ITEM 1.  ORGANIZATION CHART
Not required for the fourth quarter of the calendar year.


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ITEM 2.

Part I. ISSUANCES AND RENEWALS OF SECURITIES AND CAPITAL CONTRIBUTIONS (in thousands)

--------------- --------------- ---------------- ---------------- --------------- --------------- ------------ --------------

   Company                                                                          Person to
   Issuing         Type of         Principal                                      Whom Security   Collateral   Consideration
  Securities       Security        Amount of        Issue or         Cost of        Was Issued    Given With   Received For
  (Borrower)        Issued         Security          Renewal         Capital         (Lender)      Security    Each Security
--------------- --------------- ---------------- ---------------- --------------- --------------- ------------ --------------
II Services,    Revolving                $   73       Issue       LIBOR plus 50   F&M Holdings    None                $   73
Inc.            credit                                            basis points    Company, LLC
--------------- --------------- ---------------- ---------------- --------------- --------------- ------------ --------------
Exelon          Revolving                $5,283       Issue       LIBOR plus 50   Exelon          None                $5,283
Services, Inc   credit                                            basis points    Enterprises
                                                                                  Company, LLC
--------------- --------------- ---------------- ---------------- --------------- --------------- ------------ --------------
Fischbach &     Revolving                $1,100       Issue       LIBOR plus 50   F&M Holdings    None                $1,100
Moore           credit                                            basis points    Company, LLC
Electric, Inc.
--------------- --------------- ---------------- ---------------- --------------- --------------- ------------ --------------


Part II.  CAPITAL CONTRIBUTIONS
(in thousands)
------------------------------------------- ---------------------------------------- ----------------------------------------
       Company Contributing Capital                Company Receiving Capital             Amount of Capital Contribution
------------------------------------------- ---------------------------------------- ----------------------------------------
Exelon Generation Company, LLC              Exelon Power Labs, LLC                                                      $679
------------------------------------------- ---------------------------------------- ----------------------------------------
Exelon Generation Company, LLC              ExTex Marketing, LLC                                                      23,217
------------------------------------------- ---------------------------------------- ----------------------------------------
ExTex Marketing, LLC                        ExTex Power, LP                                                           23,419
------------------------------------------- ---------------------------------------- ----------------------------------------
Exelon Enterprises Company, LLC             F&M Holdings Company, LLC                                                  1,151
------------------------------------------- ---------------------------------------- ----------------------------------------

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                                       3
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ITEM 3.  ASSOCIATE TRANSACTIONS

Part I.  Transactions Performed by Reporting Companies on Behalf of Associate Companies
(in thousands)
-------------------------------------------------------------------------------------------------------------------------
  Reporting Company    Associate Company      Types of        Direct    Indirect Costs                   Total Amount
                                              Services        Costs                        Cost of
  Rendering Services   Receiving Services     Rendered       Charged        Charged        Capital          Billed
-------------------------------------------------------------------------------------------------------------------------
Exelon Power Labs, LLC Exelon Business    Measuring & test           92                                          92
                       Services Company   equipment,
                                          technical
                                          services - PECO
-------------------------------------------------------------------------------------------------------------------------
Exelon Power Labs, LLC Exelon Business    Measuring & test           95           33                            128
                       Services Company   equipment,
                                          technical
                                          services - ComEd
-------------------------------------------------------------------------------------------------------------------------
Exelon Power Labs, LLC Exelon Generation  Measuring & test        1,034          321                          1,355
                       Company, LLC       equipment,
                                          technical services
-------------------------------------------------------------------------------------------------------------------------
Exelon Power Labs, LLC AmerGen            Measuring & test          342           88                            430
                                          equipment,
                                          technical services
-------------------------------------------------------------------------------------------------------------------------

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Part II.  Transactions  Performed by Associate  Companies on Behalf of Reporting
Companies (in thousands)

None.










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ITEM 4.  SUMMARY OF AGGREGATE INVESTMENT
December 31, 2004
(in thousands)


Investments in energy-related companies:

Total consolidated capitalization of Exelon Corporation
  as of December 31, 2004                                                             $23,103,000       Line 1

Total capitalization multiplied by 15% (line 1 multiplied by 0.15)                      3,465,450       Line 2

Greater of $50 million or line 2                                                        3,465,050       Line 3

Total current aggregate investment subsequent to October 20, 2000 (categorized by major line of energy-related business):
     Energy-related business category 2                                               $   367,851
     Energy-related business category 5                                                   177,631
     Energy-related business category 7                                                   347,579
     Energy-related business category 9                                                     9,738
     Energy-related business category 10                                                   23,217
Total current aggregate investment                                                        926,016       Line 4
                                                                                       ----------

Difference between the greater of $50 million
  or 15% of capitalization and the total
  aggregate investment of the registered
  holding company system (line 3 less line 4)                                         $ 2,539,434       Line 5
                                                                                        ==========


Investments in gas-related companies:                                                        NONE


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ITEM 5.  OTHER INVESTMENTS

Filed under confidential treatment pursuant to Rule 104(b).






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ITEM 6 - FINANCIAL STATEMENTS AND EXHIBITS

A.  Financial Statements
------------------------


(1) Exhibit A-1 Statement of Income of Exelon Services, Inc. for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(2)      Exhibit A-2 Balance Sheet of Exelon Services, Inc. at December 31, 2004
         - filed under confidential treatment pursuant to Rule 104(b).

(3) Exhibit A-3 Statement of Income of Exelon Thermal Holdings, Inc. for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(4) Exhibit A-4 Balance Sheet of Exelon Thermal Holdings, Inc. at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(5) Exhibit A-5 Statement of Income of Unicom Power Marketing, Inc. for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(6) Exhibit A-6 Balance Sheet of Unicom Power Marketing, Inc. at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(7) Exhibit A-7 Statement of Income of Adwin Equipment Company for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(8) Exhibit A-8 Balance Sheet of Adwin Equipment Company at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(9) Exhibit A-9 Statement of Income of F&M Holdings Company, LLC for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(10) Exhibit A-10 Balance Sheet of F&M Holdings Company, LLC at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(11) Exhibit B-1 Statement of Income of Penesco Company, LLC for three months and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(12)     Exhibit B-2 Balance Sheet of Penesco Company,  LLC at December 31, 2004
         - filed under confidential treatment pursuant to Rule 104(b).

(13) Exhibit B-3 Statement of Income of Cenesco Company, LLC for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(14)     Exhibit B-4 Balance Sheet of Cenesco Company,  LLC at December 31, 2004
         - filed under confidential treatment pursuant to Rule 104(b).

(15) Exhibit B-5 Statement of Income of Exelon Allowance Management Company, LLC for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).



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(16)     Exhibit B-6 Balance Sheet of Exelon Allowance  Management Company,  LLC
         at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(17) Exhibit B-7 Statement of Income of ExTex Marketing, LLC for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(18)     Exhibit B-8 Balance Sheet of ExTex Marketing,  LLC at December 31, 2004
         - filed under confidential treatment pursuant to Rule 104(b).

(19) Exhibit B-9 Statement of Income of Exelon New England Power Marketing LP for the three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(20) Exhibit B-10 Balance Sheet of Exelon New England Power Marketing LP at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(21) Exhibit B-11 Statement of Income of Exelon Hamilton, LLC for the three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(22)     Exhibit B-12 Balance Sheet of Exelon Hamilton, LLC at December 31, 2004
         - filed under confidential treatment pursuant to Rule 104(b).

(23) Exhibit B-13 Statement of Income of Exelon Energy Company for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(24) Exhibit B-14 Balance Sheet of Exelon Energy Company at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(25) Exhibit B-15 Statement of Income of Exelon PowerLabs, LLC for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(26) Exhibit B-16 Balance Sheet of Exelon PowerLabs, LLC at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(27) Exhibit B-17 Statement of Income of ENEH Services, LLC for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(28) Exhibit B-18 Balance Sheet of ENEH Services, LLC at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(29) Exhibit B-19 Statement of Income of ExTex Retail Services Company, LLC for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(30) Exhibit B-20 Balance Sheet of ExTex Retail Services Company, LLC at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(31) Exhibit B-21 Statement of Income of North America Power Services, Inc. for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(32) Exhibit B-22 Balance Sheet of North America Power Services, Inc. at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).



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(33)     Exhibit B-23 Statement of Income of Sithe Overseas Power Services, Ltd.
         for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(34) Exhibit B-24 Balance Sheet of Sithe Overseas Power Services, Ltd. at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(35) Exhibit B-25 Statement of Income of Sithe Energy Management Services, Inc. for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(36) Exhibit B-26 Balance Sheet of Sithe Energy Management Services, Inc. at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(37) Exhibit B-27 Statement of Income of Sithe Energy Management Services II, Inc. for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(38) Exhibit B-28 Balance Sheet of Sithe Energy Management Services II, Inc. at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(39) Exhibit C-1 Statement of Income of Exelon Synfuel I, LLC for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(40)     Exhibit C-2 Balance Sheet of Exelon Synfuel I, LLC at December 31, 2004
         - filed under confidential treatment pursuant to Rule 104(b).

(41) Exhibit C-3 Statement of Income of Exelon Synfuel II, LLC for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(42) Exhibit C-4 Balance Sheet of Exelon Synfuel II, LLC at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(43) Exhibit C-5 Statement of Income of Exelon Synfuel III, LLC for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(44) Exhibit C-6 Balance Sheet of Exelon Synfuel III, LLC at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(45) Exhibit C-7 Statement of Income of Horizon Energy Company for three and twelve months ended December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).

(46) Exhibit C-8 Balance Sheet of Horizon Energy Company at December 31, 2004 - filed under confidential treatment pursuant to Rule 104(b).



B.   Exhibits
     --------

         None.



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                                    SIGNATURE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, Exelon Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 29, 2005

                                                          Exelon Corporation
                                                             Registrant

                                                 By:/s/ Matthew F. Hilzinger
                                                    ---------------------------
                                                     Vice President and
                                                     Corporate Controller





With the above signature, I also hereby certify that the corresponding report on Form U-9C-3 for the twelve months ended December 31, 2004 has been filed with Exelon Corporation's interested state commissions whose names and addresses are listed below.


Donna Caton, Chief Clerk
Illinois Commerce Commission
527 East Capitol Avenue
Springfield, Illinois 62706

James J. McNulty, Secretary
Pennsylvania Public Utility Commission
P.O. Box 3265
Harrisburg, Pennsylvania 17105-3265





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